Exhibit 23.2

Consent of Registered Public Accounting Firm

The Board of Directors

Alarion Financial Services, Inc.

We consent to the use of our report dated March 1, 2006, relating to the consolidated financial statements of Alarion Financial Services, Inc. and Subsidiary (the “Company”) as of and for the year ended December 31, 2005, and for the period from February 19, 2004 (date of organization) to December 31, 2004, included in this Registration Statement on Form S-8 and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Hacker, Johnson & Smith PA

HACKER JOHNSON & SMITH PA

Tampa, Florida

January 12, 2007